Exhibit 10.1

FIRST AMENDMENT TO
ON ASSIGNMENT, INC.
2010 EMPLOYEE STOCK PURCHASE PLAN

This First Amendment (“First Amendment”) to the On Assignment, Inc. 2010 Employee Stock Purchase Plan (the “Plan”), is adopted by the Board of Directors (the “Board”) of On Assignment, Inc., a Delaware corporation (the “Company”), effective as of the date set forth below. Capitalized terms used in this First Amendment and not otherwise defined shall have the same meanings assigned to them in the Plan.

RECITALS

A.	The Company currently maintains the Plan, originally adopted on March 18, 2010 and approved by the Company’s stockholders on June 3, 2010.

B.	Pursuant to Section 11(a) of the Plan, the Board has the authority to amend the Plan at any time and from time to time.

C.	The Board believes it to be in the best interest of the Company and its stockholders to amend the Plan to revise the definition of “Compensation” in the Plan.

AMENDMENT

1.    Section 1(i) of the Plan is hereby amended and restated in its entirety to read as follows:

“Compensation” of an Employee means the regular straight-time earnings or base salary, commissions, cash bonuses and other cash incentive-type payments paid to the Employee from the Company or any Designated Subsidiary on each Payday as compensation for services to the Company or any Designated Subsidiary before deduction for any salary deferral contributions made by the Employee to any tax-qualified or nonqualified deferred compensation plan of the Company or any Designated Subsidiary, but excluding all overtime payments, non-cash incentive-type payments, education or tuition reimbursements, imputed income arising under any Company or Designated Subsidiary group insurance or benefit program, travel expenses, business and moving reimbursements, income received in connection with stock options, restricted stock, restricted stock units or other compensatory equity awards and all contributions made by the Company or any Designated Subsidiary for the Employee’s benefit (other than contributions made pursuant to sections 125 or 401(k) of the Code) under any employee benefit plan now or hereafter established. Such Compensation shall be calculated before deduction of any income or employment tax withholdings.

2.	Section 1(y) of the Plan is hereby amended and restated in its entirety to read as follows:

“Payday” means the regular and recurring established day for payment of Compensation to an Employee of the Company or any Designated Subsidiary or, in the case of any cash bonuses and other cash incentive-type payments, any other payment date established by the Company with respect to such amounts.

3.
This First Amendment shall be and hereby is incorporated in and forms a part of the Plan. Except as expressly provided herein, all terms and conditions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Board has caused this First Amendment to be executed by a duly authorized officer of the Company as of the 8th day of September, 2013.

On Assignment, Inc.

By: /s/ Jennifer Hankes Painter
Jennifer Hankes Painter
VP, General Counsel & Secretary
Date: September 8, 2013